Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/Sheila Stuewe
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES ANNOUNCES RETIREMENT OF PRESIDENT AND CEO KENNETH HUSEMAN ON

SEPTEMBER 30, 2013

FORT WORTH, TX – August 26, 2013 -- Basic Energy Services, Inc. (NYSE: BAS) announced today that, in connection with his prior announcement of retirement by the end of 2013, Ken Huseman, President and Chief Executive Officer, will retire on September 30, 2013.  As previously announced, as part of a planned leadership succession process, Roe Patterson, currently Senior Vice President and Chief Operating Officer of Basic Energy Services, will succeed Mr. Huseman as President and Chief Executive Officer of the Company, effective September 30, 2013.  Mr. Huseman will remain a member of the Board of Directors, and Mr. Patterson will be appointed to the Board of Directors effective September 30, 2013.

Ken Huseman, President and CEO, stated, “With the announcement in March of my planned retirement by the end of this year, we commenced an extensive succession plan to make the transition in leadership as smooth as possible.   Roe Patterson has assembled a strong senior management team which is in place and ready to move the company forward.   I am pleased we had the depth in our organization to allow such continuity of management and achieve a seamless transition for our employees, customers and shareholders.   My confidence in Roe and the entire management team allows me to retire a few months earlier than previously planned.

“I would like to acknowledge the important contributions our employees throughout the Company have made to the growth and success of Basic Energy Services during my time as President and CEO.  This business, more than many in the oil and gas industry, depends on the hard work and dedication of people, and we would not have been able to have the success we’ve had without the contributions of each one.

“I would also like to thank the Board of Directors for allowing me the opportunity to lead this Company over the last 14 years.  Their counsel and support has been greatly appreciated.

“After more than 35 years in the well servicing industry, I am retiring from the Company in order to spend more time on other interests.  I have great expectations for the energy services sector and Basic in particular and look forward to continuing involvement with the Company as a Board member and shareholder.”

In connection with Mr. Huseman’s retirement, during the third quarter, Basic expects to incur a pre-tax cash charge of approximately $4.2 million, along with an additional non-cash charge with respect to 300,806 unvested restricted shares that will vest through 2017.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The company employs more than 5,600 employees in more than 100 service points throughout the major oil and gas producing regions in Texas,  Louisiana,  Oklahoma,  New Mexico,  Arkansas,  Kansas and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at http://www.basicenergyservices.com.

Safe Harbor Statement

Statements made in this press release may include forward-looking statements and projections made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including Basic’s ability to successfully execute, manage and integrate acquisitions, reductions in its customers’ capital budgets, its own capital budget, limitations on the availability of capital or higher costs of capital, and lower commodity prices. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.